Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA DRUG DISCOVERY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Pharmacopeia Drug Discovery continues to build product portfolio and management team

Princeton, New Jersey, February 17, 2005 – Pharmacopeia Drug Discovery, Inc. (Nasdaq: PCOP) today announced results for the quarter and year ended December 31, 2004. On April 30, 2004, the spin-off of Pharmacopeia into an independent, publicly held company was completed. Since May 1, 2004, Pharmacopeia has operated as a standalone company.

Pharmacopeia highlighted several key clinical and corporate milestones achieved in the fourth quarter of 2004:

•      Schering-Plough initiated preclinical development of a drug candidate identified through the collaborative efforts of Schering-Plough and Pharmacopeia scientists, which triggered a milestone payment to Pharmacopeia. With the selection of this candidate in the oncology therapeutic area, Pharmacopeia now has four programs, each partnered with a major pharmaceutical company, in late-stage, pre-clinical development and four therapeutic candidates partnered with major pharmaceutical companies in clinical trials.  Pharmacopeia retains further milestone and royalty interests in each of these programs.

•      N.V. Organon accepted delivery of both a lead compound and a development candidate that met the applicable criteria from its collaboration with Pharmacopeia, which triggered a success fee to Pharmacopeia.  Pharmacopeia retains further milestone and royalty interests.

•      Biovitrum AB and Pharmacopeia entered into a multi-year strategic research alliance.  The two companies will work together to identify and optimize small lead compounds suitable for advancing into pre-clinical development for multiple targets within the metabolic disease area.  Pharmacopeia retains downstream milestone and royalty interests in programs from this collaboration.

The Company has four partnered compounds in Phase I and four partnered compounds in preclinical development.  In addition to those, the Company has a pipeline of approximately forty earlier stage programs, some partnered and some that remain wholly-owned. The Company’s leading internal programs, JAK-3 and αvβ3/αvβ5, advanced further towards preclinical development during the fourth quarter of 2004 and have shown efficacy in relevant preclinical functional assays and/or disease models.

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Pharmacopeia also highlighted several key additions to its Board of Directors and executive management team announced in the first quarter of 2005 and aimed at further strengthening the Company’s ability to advance internal programs into the clinic before partnering them:

•      The appointment of Dr. David M. Floyd as Executive Vice President of Discovery and Chief Scientific Officer. Dr. Floyd was formerly Vice President of Discovery Chemistry at Bristol-Myers Squibb with worldwide discovery responsibilities.  Dr. Floyd will be responsible for leading Pharmacopeia’s research efforts building its portfolio of therapeutic candidates.

•      The appointment of Dr. Steven J. Burakoff to Pharmacopeia’s Board of Directors.  Dr. Burakoff is Director of the New York University Cancer Institute and Director of the Skirball Institute of Biomolecular Medicine. Dr. Burakoff’s principle research interests are in cellular and molecular immunology, transplantation immunology and T cell activation and signal transduction.

•      The appointment of Stephen C. Costalas, Esq. as Executive Vice President, General Counsel and Secretary. Mr. Costalas joined Pharmacopeia from the Corporate and Securities Group of Dechert LLP. While at Dechert, Mr. Costalas served as lead outside counsel to Pharmacopeia, and his practice focused heavily on the representation of biotechnology companies.

“I am pleased with the progress that we have made in recent months expanding our internal programs and advancing our collaborative programs reflected by the milestone payments and success fees that we have received from our partners. Our collaboration successes make our progress more visible to investors and also help us to maintain our moderate rate of cash burn,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia. “I am also delighted with the additions to the Executive Management team and the Board of Directors which are integral to evolving our collaborative research and development business and to discovering and developing novel small molecule therapeutics for our own account.”

At December 31, 2004, the Company had cash, cash equivalents and marketable securities of $40.9 million, an increase of $0.5 million over the prior quarter, reflecting the Company’s receipt of major milestone and success fee revenues from collaborators.  For the eight month period since the Company was spun off on April 30, 2004 with cash of $46.5 million the Company’s net use of cash has been $5.6 million. The Company’s targeted cash position at December 31, 2005 is between $25 million and $30 million.  The Company has no long term debt.

Revenues at Pharmacopeia were $7.5 million for the quarter ended December 31, 2004, unchanged from the quarter ended December 31, 2003. The Company recognized greater milestone and success fee revenues, offset somewhat by lower lead optimization and screening revenues in the current period as compared to 2003.  For the year ended December 31, 2004, revenues were $24.4 million compared to $29.5 million for the year ended December 31, 2003.  The decrease in revenues was due to lower lead optimization and screening revenues. Revenue from Pharmacopeia’s collaborations with Taiho, Neurocrine, Altana, Celgene and Biovitrum entered into during 2004 partially offset the decrease in revenue in the three and twelve month periods.

In keeping with Pharmacopeia’s announced intention to increase its investment in proprietary research and development programs, the Company incurred research and development expenses of $1.6 million in the quarter ended December 31, 2004 compared to $1.2 million in the same period in 2003, an increase of 33%.  Research and development expenses for the year ended December 31, 2004 were $6.0 million compared to $4.0 million in the year ended December 31, 2003, an increase of 51%.

The Company reported a net loss of ($1.1) million or ($0.09) per share for the three months ended December 31, 2004, in part reflecting a $0.5 million charge related to its ongoing negotiations with Columbia University. In the three months ended December 31, 2003, the Company recorded a net loss of ($0.8) million or ($0.07) per share.  For the year ended December 31, 2004, the Company’s net loss was ($17.4) million or ($1.43) per share, in part reflecting $5.9 million of restructuring costs, largely related to the consolidation of its research facilities, and a $1.0 million charge related to its ongoing negotiations with Columbia University. In the year ended December 31, 2003, the Company recorded a net loss of ($2.8) million or ($0.23) per share. Loss per share for periods prior to the spin-off are based on the 12,181,471 shares distributed in the spin-off, adjusted for unvested restricted shares.

Further details regarding Pharmacopeia’s fourth quarter and year end results will be presented in a conference call on February 17, 2005 at 5:00 p.m. Eastern Time. Dr. Les Browne, President and Chief Executive Officer will host the call.  Forward-looking and material information may be discussed on this conference call.

Date:	February 17, 2005
Time:	5:00 p.m. EST

Domestic Callers:

800-500-0311

International Callers:	719-457-2698
Confirmation code:	547473
Name of Conference:	Pharmacopeia Fourth Quarter and Full Year 2004 Earnings Release
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call, which can be accessed by dialing toll-free 888-203-1112 and outside the U.S. 719-457-0820 will be available for 2 weeks. The access code for the replay is 547473. Replay of the webcast will also be accessible on Pharmacopeia’s website at http://www.pharmacopeia.com under Investor Information.

Pharmacopeia Drug Discovery, Inc. (www.pharmacopeia.com) is a biopharmaceutical company focused on the creation of new small molecule therapeutics to address significant unmet medical needs. Using proprietary technologies and processes, Pharmacopeia identifies, optimizes, and develops novel drug candidates in collaboration with major pharmaceutical and biotechnology companies, and, increasingly, through its own internally-funded drug discovery programs, which are focused primarily on immunobiology and immunological diseases. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into human clinical trials with further programs in late-stage pre-clinical development.  Additionally, Pharmacopeia has approximately forty partnered and internal programs in discovery, which are expected to drive the company’s clinical portfolio in the future. Pharmacopeia is headquartered in Princeton, New Jersey.

Contact:
Brian M. Posner
Vice President, Finance
(609)452-3600
irreq@pharmacop.com

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When used anywhere in this document, the words “expects”, “believes”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia.  Pharmacopeia has based these forward-looking statements on its current expectations about future events.  Such statements are subject to risks and uncertainties known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, the development by Pharmacopeia and regulatory and market acceptance of new products, the establishment and continuation by Pharmacopeia of drug discovery collaborations and the results of Pharmacopeia’s internal proprietary drug discovery programs, Pharmacopeia’s ability to raise additional capital, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its registration statement on Form 10, Reports on Form 10-Q filed on June 2, 2004, August 6, 2004 and November 8, 2004 and subsequent filings under the Securities and Exchange Act of 1934.  All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings.  These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document.  These forward-looking statements speak only as of the date of this document.  Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Amounts in thousands, except share and per share data)

Statements of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2004	2003	2004	2003
Revenues	$7,507	$7,546	$24,359	$29,503

Collaborative research and development	4,910	5,450	20,689	22,157
Proprietary research and development	1,630	1,228	5,955	3,951
Sales, general and administrative	2,604	1,548	9,859	6,003
Restructuring and other charges	—	—	5,947	—
Interest and other income, net	(336)	(3)	(561)	(19)
	8,808	8,223	41,889	32,092
Loss before tax provision	(1,301)	(677)	(17,530)	(2,589)
Provision (benefit) for income taxes	(174)	152	(110)	259
Net loss	$(1,127)	$(829)	$(17,420)	$(2,848)

Net loss per share:
• Basic and diluted	$(0.09)	$(0.07)	$(1.43)	$(0.23)

Weighted average number of common stock outstanding:
• Basic and diluted	12,293,020	12,155,751	12,212,289	12,155,751

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands)

Balance Sheets

	December 31, 2004	December 31, 2003
Cash, cash equivalents and marketable securities	$40,885	$524
Trade receivables, net	1,062	2,302
Other assets, net	12,918	8,226
Total assets	$54,865	$11,052

Current liabilities	$10,251	$6,420
Long-term liabilities and reserves	906	325
Total stockholders’ equity	43,708	4,307
Total liabilities and stockholders’ equity	$54,865	$11,052